Exhibit 99.1

CARDIOVASCULAR SYSTEMS REPORTS FISCAL 2013

FIRST-QUARTER FINANCIAL RESULTS

Conference Call Scheduled for Today, October 30, 2012, at 3:45 PM CT (4:45 PM ET)

•	Revenues rose to $23.3 million in the fiscal 2013 first quarter, up 25 percent over the first quarter of fiscal 2012

•	Office-based lab revenues continued to grow at a double-digit consecutive quarter rate over the fourth quarter of fiscal 2012

•	Stealth 360º® revenues grew to 90 percent of total device revenues

•

Presentations at TCT conference reveal that moderate/severe calcification in coronary arteries is associated with higher complication rates, including a significantly higher incidence of death, highlighting a critical need for new treatment technologies

•	ORBIT II coronary trial endpoints are designed to demonstrate CSI technology’s ability to meet this need

•	Trial enrollment is 93 percent completed, with only 33 patients remaining

•	CONFIRM series, presented at VIVA’s late-breaking data session, shows that CSI’s orbital atherectomy system safely and effectively removes plaque in calcified peripheral lesions

St. Paul, Minn., October 30, 2012 – Cardiovascular Systems, Inc. (CSI) (Nasdaq: CSII), a medical device company developing and commercializing innovative interventional treatment systems for vascular disease, today reported financial results for its fiscal first quarter ended September 30, 2012.

CSI’s first-quarter revenues grew to $23.3 million, a 25 percent increase over the first quarter of fiscal 2012. Conversions to CSI’s new Stealth 360º® PAD System continued at a high rate, with revenues growing to 90 percent of total device revenues. Revenues from office-based labs (OBLs) increased at a double-digit consecutive quarter rate over the fiscal fourth quarter. Reorder revenues remained high at 96 percent of total revenue.

For the first quarter, the company reported a net loss of $(5.2) million, or $(0.26) per common share, versus a net loss of $(3.9) million, or $(0.22) per common share, in the fiscal 2012 first quarter. Adjusted EBITDA was a loss of $(3.2) million, compared to a loss of ($1.4) million in the prior-year period. Higher losses were planned and primarily due to investments to advance the ORBIT II clinical trial for a coronary application, competitive enhancements to sales and marketing, and expansion of medical education programs.

The company’s first-quarter gross profit margin was 77 percent, similar to the prior-year quarter. The favorable effects of higher average selling prices for Stealth 360º and increased production volumes were partially offset by higher unit costs associated with Stealth 360º and additional costs to ramp up CSI’s second manufacturing facility in Texas for future capacity.

David L. Martin, CSI president and chief executive officer, said, “Our next-generation Stealth 360°, which serves a large unmet need by safely and effectively treating calcified lesions, is driving accelerated revenue growth in the peripheral arterial disease, or PAD, market. Equally important, our technology is backed by a growing wealth of clinical data that supports our ability to effectively treat arterial disease—in particular, disease complicated by calcium.”

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Cardiovascular Systems, Inc.

October 30, 2012

The prevalence of arterial calcium is vastly underestimated in medicine today. Calcium, even if it isn’t visible through angiography, is present in about 65 percent of the 2.5 million people diagnosed annually with PAD. Moreover, calcium leads to poor outcomes and higher treatment costs when traditional balloon and stent therapies are used—including dissection, vessel wall trauma and stent fracture.

“CSI’s technology is different and effective,” said Martin. “It uses a scientifically proven orbital mechanism of action that protects healthy vessel tissue, while removing even the most difficult-to-treat calcified plaque throughout the leg. And it’s cost effective. We save money for physicians and patients by avoiding complications, reducing expensive lab time and lowering added costs for ancillary technology such as stents. These benefits position our technology to be the primary therapy for treating PAD.”

OPERATING HIGHLIGHTS

TCT Conference Presentations Reveal Complications of Calcium in Coronary Arteries, Highlight Critical Need for New Technology

The latest findings in conquering arterial calcium were unveiled at the 2012 Transcatheter Cardiovascular Therapeutics (TCT) conference in Miami, Oct. 22–26, 2012. Key takeaways include:

•

A data analysis of approximately 19,000 patients presented by Dr. Philippe Genereux demonstrated that moderate/severe calcification is associated with worse ischemic outcomes after drug-eluting stent (DES) use, including a significantly higher occurrence of death and MACE, including ischemic target lesion revascularization. Despite advanced stent technology, moderate/severe calcification remains a real challenge for interventional cardiologists and new therapeutic approaches are needed; and

•

As presented by Dr. Jeff Chambers, preliminary results from the 50 patient ORBIT I coronary feasibility trial show that using CSI’s orbital atherectomy technology to treat calcified coronary arteries before stenting achieved procedural success and compelling long-term clinical outcomes.

CSI is currently evaluating the use of its orbital atherectomy system to treat severely calcified arteries in the ORBIT II clinical study. The coronary system is limited by federal law to investigational use and is currently not commercially available in the United States.

ORBIT II Coronary Trial Nears Completion

CSI has only 33 patient enrollments remaining to complete its ORBIT II clinical trial, which is evaluating the safety and effectiveness of the company’s orbital technology in treating severely calcified coronary arteries. CSI and the FDA have agreed to a modular pre-market approval (PMA) application. To date, Modules 1 (preclinical) and 2 (manufacturing/quality systems) have been submitted to the agency and are currently under review. The company’s PMA will be final upon submission of Module 3, which will include ORBIT II clinical data. CSI anticipates that this will occur in early calendar 2013.

Martin said, “Based on results in treating calcified lesions in small arteries and severely calcified coronary arteries in our ORBIT I study, our orbital technology may be well suited for removing calcific and fibrocalcific plaque in coronary lesions. With moderate to severe calcium present in nearly 40 percent of patients treated annually for CAD, a coronary application would open up a large, underserved market opportunity for CSI, estimated to exceed $1.5 billion annually.”

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Cardiovascular Systems, Inc.

October 30, 2012

Late-Breaking CONFIRM Series Data Presented at VIVA 2012 Highlights Safety and Effectiveness of Orbital Atherectomy in Hospital and OBL Settings

Presented at VIVA 2012 as late-breaking data by Dr. Tony Das, Cardiology and Interventional Associates, Dallas, Texas, CSI’s CONFIRM study series demonstrates that the company’s minimally invasive orbital atherectomy system is a safe and effective treatment for PAD. Highlights include:

•	CONFIRM is the largest atherectomy dataset ever for PAD—more than 3,100 patients and 4,700 lesions were treated by over 350 physicians in over 200 hospitals;

•

The study shows that CSI’s orbital atherectomy system safely removes plaque in calcified lesions, with less than 1 percent perforations, about 2 percent distal embolization and vessel closure, and less than 6 percent bail-out stenting due to dissections—preserving future treatment options;

•	Results demonstrate improved lesion compliance, with a low mean inflation of less than 6 atms for adjunctive balloon therapy; and

•	Safe and effective results, similar to those achieved in hospital settings, were also demonstrated in an OBL setting.

For detailed study results, visit http://www.csi360.com/clinical-data.html.

Twelve-Month Calcium 360° Results Study Published in Journal of Endovascular Therapy

In August, 12-month results from CSI’s CALCIUM 360° study were published in the Journal of Endovascular Therapy. CALCIUM 360° is a prospective, randomized, multi-center study of 50 patients (64 lesions), comparing one-year safety and efficacy of CSI’s Diamondback 360°® PAD System followed by percutaneous transluminal angioplasty (PTA), versus PTA alone, to treat calcified infrapopliteal lesions in patients with critical limb ischemia. Based on the study results, the Diamondback 360° system provides a significantly higher rate of freedom from major serious adverse events of 93 percent (major amputation, all-cause mortality, and TLR/TVR), compared to only 58 percent for PTA alone.

For detailed study results, visit http://www.csi360.com/clinical-data.html.

Fiscal 2013 Second-Quarter Outlook

Reiterated Martin, “We are continuing to invest in science, our commercial organization and medical education to accelerate and drive our next stage of growth in the PAD market and to prepare for a potential coronary market application. This will increase operating expenses in the near term, but is expected to result in attractive revenue growth and profitability long term.”

For the fiscal 2013 second quarter ending December 31, 2012, CSI anticipates:

•	Revenue growth of 19 percent to 24 percent over the second quarter of fiscal 2012, to a range of $23.5 million to $24.5 million;

•	Gross profit as a percentage of revenues similar to the first quarter of fiscal 2013;

•

Operating expenses 4 percent to 5 percent higher than the first quarter of fiscal 2013, including approximately $4.0 million for the ORBIT II trial and preparation for a potential coronary market launch in the future;

•	Interest and other expense of approximately $(300,000), excluding the potential effect of debt conversions or valuation changes of the related conversion option asset; and

•

Net loss in the range of $(5.7) million to $(6.3) million, or loss per common share ranging from $(0.28) to $(0.30), assuming 20.7 million average shares outstanding, and excluding the potential effect of debt conversions or valuation changes of the related conversion option asset.

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Cardiovascular Systems, Inc.

October 30, 2012

Conference Call Today at 3:45 p.m. CT (4:45 p.m.ET)

Cardiovascular Systems, Inc. will host a live conference call and webcast of its fiscal first-quarter today, October 30, 2012, at 3:45 p.m. CT (4:45 p.m. ET). To access the call, dial (888) 680-0879 and enter access number 16468651. Please dial in at least 10 minutes prior to the call and wait for assistance, or dial “0” for the operator. To listen to the live webcast, go to the investor information section of the company’s website, www.csi360.com, and click on the webcast icon. A webcast replay will be available beginning at 7 p.m. CT the same day.

For an audio replay of the conference call, dial (888) 286-8010 and enter access number 27392087. The audio replay will be available beginning at 5:45 p.m. CT on Tuesday, October 30, 2012, through 11:00 p.m. CT on Thursday, November 6, 2012.

Use of Non-GAAP Financial Measures

To supplement CSI’s consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI’s financial results prepared in accordance with GAAP.

About Peripheral Arterial Disease

As many as 12 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries (commonly the pelvis or leg) reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Millions of patients with PAD may benefit from treatment with orbital atherectomy utilizing the Stealth 360º and Diamondback 360º, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to an orbiting shaft, which sands away plaque while preserving healthy vessel tissue — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results. The coronary system is limited by federal law to investigational use and is currently not commercially available in the United States.

About Cardiovascular Systems, Inc.

Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System in August 2007. To date, nearly 100,000 of CSI’s devices have been sold to leading institutions across the United States. CSI has also commenced its ORBIT II Investigational Device Exemption clinical trial to evaluate the safety and effectiveness of its orbital technology in treating coronary arteries. The coronary system is limited by federal law to investigational use and is currently not commercially available in the United States.

For more information, visit the company’s website at www.csi360.com.

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Cardiovascular Systems, Inc.

October 30, 2012

Safe Harbor

Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) CSI’s orbital technology becoming the primary therapy for calcified arterial disease; (ii) CSI’s potential coronary application; (iii) CSI’s clinical trials; (iv) the anticipated timing of Module 3 of the company’s coronary PMA submission; (v) the large, underserved market opportunity for CSI that a coronary application of CSI’s orbital technology would open up and the $1.5 billion estimate of such market; (vi) the potential growth and profitability driven by CSI’s anticipated investments; and (viii) anticipated revenue, gross profit, operating expenses, interest and other expense, and net loss, are forward-looking statements.

These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; dependence on market growth; the reluctance of physicians to accept new products; the effectiveness of the Stealth 360º; actual clinical trial results; the impact of competitive products and pricing; the difficulty to successfully manage operating costs; fluctuations in quarterly results; FDA clearances and approvals; approval of products for reimbursement and the level of reimbursement; general economic conditions and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Product Disclosure

The Stealth 360º® PAD System, Diamondback 360® PAD System and Predator 360® PAD System are percutaneous orbital atherectomy systems indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The systems are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.

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Cardiovascular Systems, Inc.

October 30, 2012

Cardiovascular Systems, Inc.

Consolidated Statements of Operations

(Dollars in Thousands, except per share and share amounts)

(unaudited)

	Three Months Ended September 30,
	2012	2011
Revenues	$23,293	$18,660
Cost of goods sold	5,254	4,346

Gross profit	18,039	14,314

Selling, general and administrative	20,023	15,350
Research and development	3,222	2,064

Total expenses	23,245	17,414

Loss from operations	(5,206)	(3,100)
Interest and other expense, net	(4)	(759)

Net loss	$(5,210)	$(3,859)

Net loss per common share:
Basic and diluted	$(0.26)	$(0.22)

Weighted average common shares used in computation:
Basic and diluted	20,397,004	17,486,941

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Cardiovascular Systems, Inc.

October 30, 2012

Cardiovascular Systems, Inc.

Consolidated Balance Sheets

(Dollars in Thousands)

(unaudited)

	September 30, 2012	June 30, 2012
ASSETS
Current assets
Cash and cash equivalents	$32,213	$35,529
Accounts receivable, net	13,467	13,644
Inventories	6,962	7,061
Prepaid expenses and other current assets	1,249	1,536

Total current assets	53,891	57,770

Property and equipment, net	2,122	2,163
Patents, net	2,903	2,635
Other assets	1,170	556

Total assets	$60,086	$63,124

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Current maturities of long-term debt	$4,678	$4,678
Accounts payable	5,595	5,610
Deferred grant incentive	322	302
Accrued expenses	8,692	7,262

Total current liabilities	19,287	17,852

Long-term liabilities
Long-term debt, net of current maturities	11,621	12,842
Other liabilities	192	241

Total long-term liabilities	11,813	13,083

Total liabilities	31,100	30,935

Commitments and contingencies
Total stockholders’ equity	28,986	32,189

Total liabilities and stockholders’ equity	$60,086	$63,124

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Cardiovascular Systems, Inc.

October 30, 2012

Cardiovascular Systems, Inc.

Supplemental Sales Information

(Dollars in Thousands)

(unaudited)

	Three months ended September 30,
	2012	2011
Device revenue	$20,476	$16,548
Other product revenue	2,817	2,112
Total revenue	$23,293	$18,660

Device units sold	6,408	5,286

New customers	34	41

Reorder revenue %	96%	94%

Non-GAAP Financial Measures

To supplement CSI’s consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as “Adjusted EBITDA” in this release.

Reconciliations of Adjusted EBITDA to the most comparable U.S. GAAP measure for the respective periods can be found in the table below. In addition, an explanation of the manner in which CSI’s management uses Adjusted EBITDA to conduct and evaluate its business, the economic substance behind management’s decision to use Adjusted EBITDA, the substantive reasons why management believes that Adjusted EBITDA provides useful information to investors, the material limitations associated with the use of Adjusted EBITDA and the manner in which management compensates for those limitations is included following the reconciliation table below.

Cardiovascular Systems, Inc.

Adjusted EBITDA

(Dollars in Thousands)

(unaudited)

	Three Months Ended Sept. 30,
	2012	2011
Loss from operations	$(5,206)	$(3,100)
Add: Stock-based compensation	1,755	1,456
Add: Depreciation and amortization	221	221

Adjusted EBITDA	$(3,230)	$(1,423)

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Cardiovascular Systems, Inc.

October 30, 2012

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors

CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI’s management uses Adjusted EBITDA to analyze the underlying trends in CSI’s business, assess the performance of CSI’s core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI’s performance period over period and in relation to its competitors’ operating results. Additionally, CSI’s management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.

CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI’s management for its financial and operational decision-making and allows investors to see CSI’s results “through the eyes” of management. CSI also believes that providing this information better enables CSI’s investors to understand CSI’s operating performance and evaluate the methodology used by CSI’s management to evaluate and measure such performance.

The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:

— Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI’s management also believes that excluding this item from CSI’s non-GAAP results is useful to investors to understand the application of stock-based compensation guidance and its impact on CSI’s operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI’s financial statements.

— Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI’s management to assess the core profitability of CSI’s business operations. CSI’s management also believes that excluding these items from CSI’s non-GAAP results is useful to investors to understand CSI’s operational performance, liquidity and its ability to make additional investments in the company.

Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI’s financial results prepared in accordance with GAAP. Some of the limitations associated with CSI’s use of these non-GAAP financial measures are:

— Items such as stock-based compensation do not directly affect CSI’s cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI’s “Adjusted EBITDA” and therefore these non-GAAP measures do not reflect the full economic effect of these items.

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Cardiovascular Systems, Inc.

October 30, 2012

— Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

— CSI’s management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses.

CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.

Contacts:

Cardiovascular Systems, Inc. Investor Relations (651) 259-2800 investorrelations@csi360.com	Padilla Speer Beardsley Inc. Marian Briggs (612) 455-1742 mbriggs@padillaspeer.com Matt Sullivan (612) 455-1709 msullivan@padillaspeer.com

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